Exhibit 10.1

July 20, 2007

James E. Barrett, PhD

1168 Skelp Level Road

Downingtown, PA 19335

Re:	Separation Agreement

Dear Dr. Barrett:

This is a Separation Agreement (“Agreement”) by and between James E. Barrett, PhD (“Employee” or “you”) and Adolor Corporation (“Adolor” or the “Company”).

WHEREAS, you have been employed by Adolor pursuant to the terms of a letter agreement dated June 23, 2004 (the “Letter Agreement”); and

WHEREAS, you and Adolor now terminate that employment and enter into a general release and otherwise resolve all other issues between you and Adolor on a mutually acceptable and amicable basis.

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, you and Adolor hereby agree as follows:

1.	Termination of Employment: Your employment shall terminate effective as of July 24, 2007 (the “Termination Date”).

2.	Effect of this Agreement. This Agreement shall not be in any way construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company except as set forth in this Agreement or otherwise required by law. This Agreement shall also not be in any way construed as an admission that you have acted wrongfully with respect to the Company, its Directors or Officers or any employees.

3.	Severance Payment: In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign within the period provided below, and do not revoke this Agreement as set forth below: Adolor shall pay to you twelve (12) months’ salary continuation, in bi-weekly payments; at your current base salary, the gross amount of these payments is Three Hundred Sixty Five Thousand Five Hundred and Sixty Dollars and No Cents ($365,560.00). Additionally, Adolor shall pay to you a bonus gross amount of Fifty Five Thousand Three Hundred and Sixty One Dollars and No Cents ($55,361.00), based on the bonus amount calculated for you during the immediately preceding calendar year. Adolor shall pay this bonus amount in twelve monthly installments payable each month in the first payroll of such month following execution of this Agreement. These payments are less all-applicable and required tax withholdings and payments will begin following the Termination Date so long as the revocation period has expired. Adolor shall pay to you a gross amount of Six Thousand Dollars and No Cents ($6,000.00), for attendance at scientific meetings previously planned, payable in the first payment of salary continuation under this Agreement.

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4.	Acknowledgement Concerning Wages and Benefits: Adolor shall pay to you the compensation that you have earned through the Termination Date in the amount of Nine Thousand Eight Hundred Forty Two Dollars and No Cents ($9,842.00). Additionally, Adolor shall pay to you via a lump sum payment for unused accrued 2007 vacation in the amount of Eighteen Thousand Two Hundred Seventy Eight Dollars and No Cents ($18,278.00). These sums shall be less all-applicable and required tax withholdings. The payment for unused accrued 2007 vacation shall be paid in Adolor’s next payroll cycle following the Termination Date. You acknowledge and agree that other than these payments, you are owed no other wages, payments, benefits, reimbursements, or other compensation from Adolor of any type.

5.	Medical and Dental Benefits Continuation: Your medical and dental benefits will cease at the end of the month in which the Termination Date occurs. Provided that you elect and remain eligible for continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Adolor will pay the medical and dental premiums for your current coverage for a period of twelve (12) months following the Termination Date. Following that date, you may continue your participation in Adolor’s group health insurance and/or dental plan under COBRA at your own cost. Information on COBRA rights will be provided separately, in accordance with the law. Notwithstanding the foregoing, the Company’s obligation to provide continuation of benefits under the welfare benefit plans described in this paragraph shall cease if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the Termination Date of your employment which provides you with eligibility for health insurance benefit.

6.	Life Insurance: Your current basic life insurance coverage will continue to be paid by the Company for a period of twelve (12) months following the Termination Date. Information will be provided on the conversion features of the Life Insurance Program following that date.

7.	Short Term Disability and Long Term Disability: Your current short term disability and long term disability coverage will cease as of the Termination Date. Information is provided on the conversion features of the Long Term Disability Program in the letter accompanying this Agreement.

8.	Unemployment Compensation: Adolor agrees that it will not oppose your application for unemployment compensation benefits. Of course, decisions regarding benefits are made by the applicable state authorities.

9.

General Release: In consideration of the promises contained in this Agreement, you agree to the following: On behalf of yourself and anyone claiming through you, you hereby irrevocably and unconditionally release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, affiliates, divisions, predecessors, successors and assigns, as well as all of their respective past and present officers, directors, employees, agents, shareholders, joint venturers, partners, trustees, fiduciaries, benefit plans and anyone claiming through them (hereinafter “Releasees” collectively), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages, rights, attorneys’ fees, costs and the like (hereinafter “Claims” collectively), known or unknown, accrued or unaccrued, which you ever had or now have against any of the Releasees from the beginning of time up through the date of your signature below. This General Release includes without limitation all Claims arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. This General Release further includes without limitation all Claims for: (1) employment discrimination based upon sex, race, age, disability, national origin, religion, or any other characteristic protected by law, including without limitation all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Pennsylvania Human Relations Act, and all other federal, state, or local employment discrimination laws; (2) compensation or benefits except for those payments which are expressly provided for in this Agreement; (3) wrongful discharge and/or breach of any alleged employment contract; (4) Claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress; and (5) Claims under the Worker Adjustment and Retraining Notification Act (“WARN”). In addition to the foregoing release, the severance and benefit payments being made to you under this Agreement shall be deemed to satisfy any obligations that the Company may have to you under WARN, if WARN is applicable to your separation. Notwithstanding the forgoing, this release shall not waive any rights you may have for indemnification pursuant to the Company’s By Laws or Certificate of Incorporation.

10.	Covenant Not To Sue: You agree and covenant not to file or cause to be filed any lawsuits of any kind or knowingly participate in such activity as a member of a class or join any action brought by any other person, raising or asserting any Claim(s) barred or released by Paragraph 9 of this Agreement. Should you do so, you shall pay the legal fees and costs of any of the Releasees with respect to any Claim(s) that are barred or released by Paragraph 9. Notwithstanding the foregoing, the fee shifting provision of this Paragraph 10 shall not apply to Claims made by you under the Age Discrimination in Employment Act that the General Release you have signed is invalid. But Claims under the Age Discrimination in Employment Act are still released and waived by you under Paragraph 9 of this Agreement.

11.	Stock Options: Your stock options will be governed by the terms of the respective Adolor stock option plan pursuant to which such options were granted and any grant letters that have been awarded to you. The parties further acknowledge and agree that effective as of the Termination Date, you have a termination of service, under the Company’s stock option plans pursuant to which your stock options were granted. As provided in your Letter Agreement you will have the ability to exercise all equity interests of the Company that have vested up through the Termination Date during the period of one year following the Termination Date. A statement reflecting your personal stock option status will be provided to you.

12.	Confidentiality: You agree not to disclose the terms and conditions of this Agreement, including the severance payments, to any person or entity (other than your attorney, accountant and members of your immediate family, all of whom shall be bound by this confidentiality provision), unless required to do so by law.

13.	Non-Disparagement: You agree that you shall not criticize, disparage, or defame Adolor, its successors, its past and present officers, directors and employees. You also agree that you will not interfere with, or attempt to interfere with the business activities of Adolor. Adolor agrees that it shall not criticize, disparage or defame you.

14.	Confidential Information: You agree to comply with the terms of the “Employee NonCompetition, NonDisclosure and Developments Agreement” by and between you and Adolor which is attached hereto as Exhibit A. You acknowledge and understand that the obligations contained therein shall survive execution of this Agreement and your termination of employment.

15.	Return of Property: You shall return all of Adolor’s property in your possession including but not limited to keys, credit cards, customer lists, mailing lists, account information, price lists and pricing information, any phone cards, cellular phones, Blackberry, computers, laptops, and all of the tangible and intangible property belonging to Adolor. You further represent that you have not retained any copies, electronic or otherwise of such property and that to the extent such property was kept in electronic/computer format, it has been deleted.

16.	Miscellaneous: This Agreement (a) shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, and successors: (b) may not be changed except by a writing signed by both parties; (c) is not assignable or transferable by you; (d) represents the complete and entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and communications (whether with Adolor or an affiliate of Adolor) relating in any way to your employment or the subject matter hereof; and (e) shall be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to any principles of conflict of laws.

17.	Severability: The invalidity of any provision herein shall not affect the validity of any other provision; all invalid provisions shall be severed.

18.	Voluntary Agreement: By signing below, you acknowledge that you have carefully read and fully understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further acknowledge that you understand that this is a very important legal document and that you are advised to consult with an attorney and to carefully review and understand the terms and effect of this document, including the release-of-claims provision, before signing it. You further acknowledge that you have been given twenty-one (21) days from the date you receive this document to consider it. If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the dates shown below.

/s/ James E. Barrett, PhD	ADOLOR CORPORATION
Employee

July 24, 2007		/s/ Michael R. Dougherty
Date	By:	Michael R. Dougherty
	Title:	President and Chief Executive Officer

July 20, 2007
Date

Attachment Exhibit A

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